Exhibit 5.1

K&L Gates llp 4350 Lassiter at north hills avenue suite 300 raleigh, nc 27609 T 919.743.7326 F 919.743.7358

June 7, 2019

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

Ladies and Gentlemen:

We have acted as counsel to Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), in connection with the issuance and sale by the Company of up to 7,187,500 shares of the Company’s common stock, no par value per share (the “Shares”), pursuant to the Underwriting Agreement dated June 7, 2019 (the “Underwriting Agreement”) by and between the Company and Roth Capital Partners, LLC, as representative of the several underwriters named therein. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) (a) a Registration Statement on Form S-3 (File No. 333-225042) (the “Registration Statement”), which became effective May 30, 2018, (b) a preliminary prospectus supplement dated June 6, 2019 (the “Preliminary Prospectus Supplement”) and (c) a final prospectus supplement dated June 7, 2019 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined the Registration Statement, the Underwriting Agreement, the Company’s Restated Articles of Incorporation, the Company’s Bylaws, as amended through the date hereof, and the corporate action of the Company’s Board of Directors which provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

Our opinion set forth below is limited to the laws of the State of North Carolina.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus Supplement and the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 7, 2019 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

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